Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NORTHSTAR NEUROSCIENCE, INC.

ARTICLE 1

NAME

The name of this corporation is Northstar Neuroscience, Inc.

ARTICLE 2

DURATION

This corporation is organized under the Washington Business Corporation Act (the “Act”) and shall have perpetual existence.

ARTICLE 3

PURPOSE AND POWERS

The purpose and powers of this corporation are as follows:

3.1 To engage in any lawful business.

3.2 To engage in any and all activities that, in the judgment of the Board of Directors, may at any time be incidental or conducive to the attainment of the foregoing purpose.

3.3 To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.

ARTICLE 4

CAPITAL STOCK

4.1 Authorized Capital. The corporation shall have authority to issue Fifty-seven Million Four Hundred Forty-eight Thousand Seven Hundred Sixty-five (57,448,765) shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

(a) Thirty-five Million (35,000,000) shares of Common Stock.

(b) Twenty-two Million Four Hundred Forty-eight Thousand Seven Hundred Sixty-five (22,448,765) shares of Preferred Stock.

4.2 Common Stock. Except to the extent rights, preferences, privileges or restrictions are granted to Preferred Stock or any series thereof, or as provided below, Common

Stock has unlimited voting rights and is entitled to receive the net assets of this corporation upon dissolution. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the holders thereof are as follows:

4.2.1 Dividend Rights. The holders of record of outstanding shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds of this corporation legally available therefor, such cash and other dividends as may be declared from time to time by the Board of Directors.

4.2.2 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Common Stock shall be entitled to receive ratably, based on the total number of shares of Common Stock held by each, all the assets and funds of this corporation available for distribution to its shareholders, whether from capital or surplus, subject, however, to any preferential rights granted to any series of Preferred Stock to first receive such assets and funds.

4.2.3 Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

4.3 Preferred Stock. The authorized shares of Preferred Stock may be divided into and issued in series. Authority is vested in the Board of Directors, subject to the limitations and procedures set forth herein or as prescribed by law, to divide any part or all of such Preferred Stock into any number of series, to fix and determine relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued. Within any limits stated in these Articles or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares. The authority herein granted to the Board of Directors to determine the relative rights and preferences of the Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued. Preferred Stock, or any series thereof, may have rights that are identical to those of Common Stock. Unless otherwise expressly provided in the designation of the rights and preferences of a series of Preferred Stock, a distribution in redemption or cancellation of shares of Common Stock or rights to acquire Common Stock held by a former employee or consultant of the corporation or any of its affiliates may, notwithstanding RCW 23B.06.400(2)(b), be made without regard to the preferential rights of holders of shares of that series of Preferred Stock.

4.4 Series A Preferred Stock; Series B Preferred Stock; Series C Preferred Stock; Series D Preferred Stock; Series E Preferred Stock. Three Million Fifty Thousand (3,050,000) shares of Preferred Stock shall be designated and known as Series A Preferred Stock (the “Series A Preferred”), Three Million Eighty-five Thousand Seven Hundred Fourteen (3,085,714) shares of Preferred Stock shall be designated and known as Series B Preferred Stock (the “Series B Preferred”), Two Million Three Hundred Thousand (2,300,000) shares of Preferred Stock shall be designated and known as Series C Preferred Stock (the “Series C Preferred”), Nine Million One Hundred Ninety-one Thousand Two Hundred Forty-eight (9,191,248) shares of Preferred Stock shall be designated and known as Series D Preferred Stock (the “Series D Preferred”), and Four Million Eight Hundred Twenty-one Thousand Eight Hundred Three (4,821,803) shares of Preferred Stock shall be designated and known as Series E Preferred Stock (the “Series E Preferred”). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred, the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred and the holders thereof are as follows:

4.4.1 Dividends.

(a) The holders of Series D Preferred shall be entitled to receive a dividend per share of Series D Preferred, payable only upon a liquidation, dissolution or winding up of the corporation (within the meaning set forth in Section 4.4.2 below), and subject to the limitations set forth in Section 4.4.2(a), at a rate per annum equal to (x) six percent (6%) multiplied by (y) $4.00 per share of Series D Preferred, determined on the basis of 365 days for the actual number of days occurring in the period for which the annual dividend is to be determined, cumulative to the extent not previously distributed by the corporation and commencing on the date of the Closing, as determined pursuant to the date set forth in that certain Series D Preferred Stock Purchase Agreement by and between the corporation and certain investors. Such dividends shall be payable solely from legally available funds.

(b) Dividends are payable on the Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred when, as and if declared by the Board of Directors. The right to such dividends on the Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred shall not be cumulative.

(c) No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred has been paid or set apart or such equivalent dividend has been waived by the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting together as a single voting group. Any declared but unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be paid upon the conversion of any of such shares into Common Stock either (at the option of the corporation) by payment of cash or by the issuance of additional shares of Common Stock based upon the fair market value of the Common Stock at the time of conversion, as determined by the Board of Directors.

4.4.2 Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series D Preferred and Series E Preferred shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Common Stock by reason of their ownership thereof, and subject to the rights of any series of Preferred Stock that ranks on liquidation prior to the Series D Preferred and Series E Preferred, an amount equal to the sum of (i) $4.00 per share of Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares), and $4.77 per share of Series E Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus (y) all accrued and declared dividends on such shares, for each share of Series D Preferred or Series E Preferred then held by them; provided, that, prior to the payment of the amounts set forth in Section 4.4.2(c) hereof and notwithstanding Section 4.4.1(a) hereof, the amount payable to the holders of Series D Preferred shall not exceed $4.00 per share of Series D Preferred. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred and Series E Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed pari passu among the holders of Series D Preferred and Series E Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) After payment has been made to the holders of Series D Preferred and Series E Preferred of the full preferential amounts to which they shall be entitled, if any, pursuant to Section 4.4.2(a), the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, and subject to the rights of any series of Preferred Stock that ranks on liquidation prior to the Series A Preferred, Series B Preferred and Series C Preferred, an amount equal to the sum of (i) $1.00 per share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares), $2.80 per share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares), and $4.00 per share of the Series C Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus (ii) all accrued or declared but unpaid dividends on such shares, for each share of Series A Preferred, Series B Preferred, or Series C Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed pari passu among the holders of Series A Preferred, Series B Preferred and Series C Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) If assets or surplus funds remain following the distributions as provided in subparagraphs (a) and (b) above, then the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed pari passu among the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock as if all shares of Series A Preferred, Series B Preferred,

Series C Preferred, Series D Preferred and Series E Preferred had been converted into Common Stock, each at its then effective conversion price, immediately prior to the liquidation, dissolution or winding up of the corporation.

(d) (i) The acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation) (unless the corporation’s shareholders of record as constituted immediately prior to such acquisition retain immediately after such acquisition, in substantially the same proportions as their ownership of shares of the corporation’s voting stock immediately before the acquisition, direct or indirect ownership of at least 50% of the voting power of the surviving or acquiring entity immediately); (ii) a sale, conveyance, disposition, exclusive license or exclusive lease of all or substantially all of the assets of the corporation or (iii) any reorganization, merger, consolidation or similar transaction in which the corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.4.2 and shall entitle the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock to receive at the closing in cash, securities or other property (valued as provided in subparagraph (e) below) amounts as specified in subparagraphs (a), (b) and (c) above.

(e) Whenever the distribution provided for in this Section 4.4.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as mutually determined in good faith by the Board of Directors and the holders of sixty-six and two-thirds percent (66 2/3%) of the Preferred Stock, and with respect to the gross amounts of their distributions, the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall participate in the distribution of such securities or other property in accordance with the liquidation preferences set forth in this Section 4.4.2.

(f) The corporation shall give each holder of record of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred written notice of any impending event designated in subparagraph (d) above not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the notice provided for herein; provided, however, that such period may be shortened upon the written consent of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred who are entitled to such notice rights or similar notice rights and who represent at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of such Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting as a single voting group.

4.4.3 Voting. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred, Series B Preferred,

Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, could then be converted and, with respect to such, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock and other series of Preferred Stock as a single voting group, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the corporation.

4.4.4 Conversion. The holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.00, in the case of the Series A Preferred, (ii) $2.80, in the case of the Series B Preferred, (iii) $4.00, in the case of the Series C Preferred or the Series D Preferred, or (iv) $4.77, in the case of the Series E Preferred, by the then applicable Conversion Price, determined as hereinafter provided for such series. The Conversion Price shall initially be $1.00 per share for the Series A Preferred (the “Series A Conversion Price”). The Conversion Price shall initially be $2.80 per share for the Series B Preferred (the “Series B Conversion Price”). The Conversion Price shall initially be $4.00 per share for the Series C Preferred (the “Series C Conversion Price”). The Conversion Price shall initially be $4.00 per share for the Series D Preferred (the “Series D Conversion Price”). The Conversion Price shall initially be $4.77 per share for the Series E Preferred (the “Series E Conversion Price”).

(b) Automatic Conversion.

(i) Each share of Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the date specified by vote or written consent or agreement of the holders of at least a majority of the outstanding shares of Series D Preferred, or (ii) such earlier time as set forth in Section 4.4.2(b)(iv) below.

(ii) Each share of Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the date specified by vote or written consent or agreement of the holders of at least a majority of the outstanding shares of Series D Preferred and Series E Preferred, voting together as a single voting group, (ii) the date specified by vote or written consent or agreement of the holders of at least a majority of the outstanding shares of Series E Preferred, or (iii) such earlier time as set forth in Section 4.4.2(b)(iv) below.

(iii) Each share of Series A Preferred, Series B Preferred and Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the date specified by vote or written consent or agreement of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single voting group, or (ii) such earlier time as set forth in Section 4.4.2(b)(iv) below.

(iv) If not earlier converted pursuant to Section 4.4.2(b)(i), 4.4.2(b)(ii) or 4.4.2(b)(iii) above, each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately prior to the effectiveness of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the corporation, at a public offering price (prior to deduction of underwriter commissions and offering expenses) equal to or exceeding $7.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and with aggregate proceeds to the corporation (prior to deduction of underwriter commissions and offering expenses) of at least $40,000,000.

(c) Mechanics of Conversion. Before any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4.4.4(b), the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent. The corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, or in the case of automatic conversion under Section 4.4.4(b), on the date of closing of the public offering or the date specified in accordance with Section 4.4.4(b)(i), 4.4.4(b)(ii) or 4.4.4(b)(iii), as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4.4.4(d), the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which the first share of any Series E Preferred is issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred) or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.4(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred;

(B) to officers, directors, employees or sales representatives of, or consultants to, the corporation pursuant to stock option or stock purchase plans, agreements or arrangements approved by the Board of Directors;

(C) as a dividend or distribution on all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred;

(D) for which adjustment of the Conversion Price is made pursuant to Section 4.4.4(e);

(E) in connection with a bona fide business acquisition of or by the corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F) to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions; or

(G) to a strategic or joint venture partner, supplier, vendor or customer of the corporation for reasons that, in the good faith judgment of the corporation’s Board of Directors, are in substantial part other than to raise capital and which transaction is unanimously approved by the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4.4.4(d)(vi) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section 4.4.4(d)(vi)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) No readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of such Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options that expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made, except as to shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred converted in such period, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv) Adjustment of Series A Conversion Price, Series B Conversion Price and Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then, and in such event, such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any Additional Shares of Common Stock issuable with respect to shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(v) Adjustment of Series D Conversion Price and Series E Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Series D Conversion Price and/or Series E Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then, and in such event:

(1) if such Additional Shares of Common Stock were issued for a consideration per share of at least $3.00 (as adjusted for any stock dividends, combinations or splits), then such Series D Conversion Price and/or Series E Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying the Series D Conversion Price or Series E Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any Additional Shares of Common Stock issuable with respect to shares of Series A Preferred, Series B Preferred,

Series C Preferred, Series D Preferred, Series E Preferred, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment;

(2) if such Additional Shares of Common Stock were issued for a consideration per share of less than $3.00 (as adjusted for any stock dividends, combinations or splits), then the Series D Conversion Price and Series E Conversion Price shall each be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) equal to the consideration per share at which such Additional Shares of Common Stock were issued.

(vi) Determination of Consideration. For purposes of this Section 4.4.4(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation but excluding any amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations of Subdivisions of Common Stock. In the event that this corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4.4(e) above or a merger or other reorganization referred to in Section 4.4.2(d) above), then the Series A Conversion Price as then in effect, the Series B Conversion Price as then in effect, the Series C Preferred Conversion Price as then in effect, the Series D Conversion Price as then in effect, or the Series E Conversion Price as then in effect, as the case may be, shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, shall be convertible into, in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, immediately before that change.

(g) No Impairment. The corporation will not, by amendment of these Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Article 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Article 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, a certificate setting forth such adjustment or readjustment. The corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the corporation setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred.

(i) Notices. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. In the event of any proposal by the corporation to take any action that would result in any liquidation or deemed liquidation of the corporation, the corporation shall mail to each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred at least twenty (20) days prior to the date of such proposed transaction a notice specifying the proposed date of such transaction. Any notice required by the provisions of this Article 4 to be given to the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the corporation. If the mailing address of any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred is outside of the United States, a copy of any notice to be sent pursuant to Article 4 shall be sent to such holder by telecopy or telex (with confirmation of receipt) and shall be deemed given upon transmission and any notices deposited in the mail shall be sent by registered airmail.

(j) Issue Taxes. The corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D

Preferred and Series E Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

(l) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the corporation).

4.4.5 Redemption.

(a) Option to Require Redemption Offer. Subject to the rights of holders, if any, of shares of Preferred Stock then outstanding having a right to redemption ranking equal or superior to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, at any time, on one occasion, after June 30, 2008, the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred (voting together as a single voting group) may, but shall not be obligated to, request in writing (an “Offer Request”) that the corporation offer to redeem all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred (the “Redeemable Shares”) in accordance with this Section 4.4.5. The delivery of an Offer Request to the corporation shall obligate the corporation to offer to redeem from each holder of Redeemable Shares all of such holder’s Redeemable Shares, on a date selected by the corporation which is at least forty-five (45) but not more than sixty (60) days after its receipt of the Offer Request (the “Redemption Date”), by paying in cash therefor a redemption price per share equal to the sum of (i) $1.00 multiplied by six percent (6.0%), compounded annually from June 30, 1999 (such product as adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends, in the case of the Series A Preferred (the “Series A Redemption Price”), (ii) $2.80 multiplied by six percent (6.0%), compounded annually from the date of the First Closing, as determined pursuant to the date set forth in that certain Series B Preferred Stock Purchase Agreement by and between the corporation and certain investors (such product as adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends, in the case of the Series B Preferred (the “Series B Redemption Price”), (iii) $4.00 multiplied by six percent (6.0%), compounded annually from the date of the First Closing, as determined pursuant to the date set forth in that certain Series C Preferred Stock Purchase Agreement by and between the corporation and certain investors (such product as adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends, in the case of the Series C Preferred (the “Series C Redemption Price”), (iv) $4.00 multiplied by six percent (6.0%), compounded annually from the date of the Closing, as determined pursuant to the date set forth in that certain Series D Preferred Stock Purchase Agreement by and between the corporation and certain investors (such product as adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends, in the case of the Series D Preferred (the “Series D Redemption Price”), and (v) $4.77 multiplied by six percent (6.0%), compounded annually from the date of the Closing, as set forth in that certain Series E Preferred Stock Purchase Agreement by and between the corporation and Boston Scientific Corporation (such product as adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends, in the case of the Series E Preferred (the “Series E Redemption Price”). Any holder of Redeemable Shares may, but shall not be obligated to, accept such redemption offer in whole or in part.

(b) Notification of Redemption Offer. Within ten (10) days after receipt of an Offer Request, the corporation shall notify in writing each holder of record of Redeemable Shares of the option of such holder to have its Redeemable Shares redeemed, specifying the number of shares which may be redeemed from such holder, the Redemption Date, the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price, and/or the Series E Redemption Price, as applicable, the place at which payment may be obtained and such other information as the corporation may deem advisable to provide regarding the option of such holder to have Redeemable Shares redeemed (the “Redemption Notice”). In the event that the corporation is lawfully able to redeem only part of the Redeemable Shares eligible for redemption, then the amount of funds that the corporation is lawfully able to distribute shall be distributed as follows: first, the holders of Redeemable Shares that are Series D Preferred shall be entitled to receive the amount of funds available for distribution ratably until each such holder has received the total Series D Redemption Price to which each such holder is entitled, and second, any remaining funds available for distribution shall be distributed among the other holders of Redeemable Shares on a pari passu basis. The Redeemable Shares not redeemed shall remain outstanding and shall be entitled to all of the rights, preferences and privileges herein.

(c) Response. Within thirty (30) days after the corporation gives a Redemption Notice, each holder of Redeemable Shares shall notify in writing the corporation whether and to what extent such holder elects to have shares redeemed (the “Response”). Any holder of Redeemable Shares who fails to provide his, her or its Response in a timely manner or who elects not to have his, her or its Redeemable Shares redeemed shall not be eligible to have said shares redeemed.

(d) Deposit of Redemption Price. Three (3) days prior to the Redemption Date, the corporation shall deposit the aggregate Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price and Series E Redemption Price for all outstanding Redeemable Shares designated for redemption in a timely-made Response and not yet converted with a bank or trust company having aggregate capital and surplus of not less than $100 million, as a trust fund for the benefit of the respective holders of the Redeemable Shares designated for redemption. Simultaneously the corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on or after the Redemption Date, the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price and the Series E Redemption Price for the Redeemable Shares designated for redemption by the holders thereof upon surrender of their certificates. If less than all the shares represented by any certificate are to be redeemed on the Redemption Date, then a new certificate shall be issued representing the shares not subject to redemption and shall be delivered to the applicable holder. The balance of any monies deposited by the corporation pursuant to this subparagraph (d) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the corporation, provided that the shareholder to whom such monies would be payable hereunder shall be entitled, upon proof of ownership of the applicable Redeemable Shares, to receive such monies, but without interest, from the applicable Redemption Date.

4.4.6 Protective Provisions.

(a) So long as any shares of Series A Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least a majority of the shares of Series A Preferred then outstanding:

(i) amend or repeal any provision of, or add any provision to, the corporation’s Articles of Incorporation if such action would alter or change the preferences, rights or privileges of the Series A Preferred, provided, that any amendment to the corporation’s Articles of Incorporation to designate the terms of a new series of Preferred Stock shall not require consent under this subsection (a)(i), unless otherwise required by the Act; and

(ii) repurchase any shares of Series A Preferred or Common Stock, other than pursuant to (i) Section 4.4.5 hereof, or (ii) contractual rights of repurchase with respect to employee or consultant terminations.

(b) So long as any shares of Series B Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least a majority of the shares of Series B Preferred then outstanding:

(i) amend or repeal any provision of, or add any provision to, the corporation’s Articles of Incorporation if such action would alter or change the preferences, rights or privileges of the Series B Preferred, provided, that any amendment to the corporation’s Articles of Incorporation that does not require consent of the holders of Series B Preferred pursuant to subsection (b)(iii) will not require consent under this subsection (b)(i);

(ii) repurchase any shares of Series B Preferred or Common Stock, other than pursuant to (i) Section 4.4.5 hereof, or (ii) contractual rights of repurchase with respect to employee or consultant terminations; or

(iii) authorize or designate any shares of Preferred Stock having preferences senior to the Series B Preferred as to dividends, redemption rights or liquidation preference.

(c) So long as any shares of Series C Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least a majority of the shares of Series C Preferred then outstanding:

(i) amend or repeal any provision of, or add any provision to, the corporation’s Articles of Incorporation if such action would alter or change the preferences, rights or privileges of the Series C Preferred, provided, that any amendment to the corporation’s Articles of Incorporation that does not require consent of the holders of Series C Preferred pursuant to subsection (c)(iii) will not require consent under this subsection (c)(i);

(ii) repurchase any shares of the corporation’s capital stock or any securities convertible or exercisable into or exchangeable for the corporation’s capital stock, other than pursuant to (i) Section 4.4.5 hereof, or (ii) contractual rights of repurchase with respect to employee or consultant terminations; or declare or pay any dividend or other distribution in respect of the corporation’s capital stock or any securities convertible or exercisable into or exchangeable for the corporation’s capital stock; or

(iii) authorize or designate any shares of Preferred Stock having preferences pari passu with or senior to the Series C Preferred as to dividends, redemption rights or liquidation preference.

(d) So long as any shares of Series D Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least a majority of the shares of Series D Preferred then outstanding:

(i) amend or repeal any provision of, or add any provision to, the corporation’s Articles of Incorporation if such action would alter or change the preferences, rights or privileges of the Series D Preferred;

(ii) repurchase any shares of the corporation’s capital stock or any securities convertible or exercisable into or exchangeable into such securities, other than pursuant to (i) Section 4.4.5 hereof, or (ii) contractual rights of repurchase with respect to employee or consultant terminations; or declare or pay any dividend or other distribution in respect of the corporation’s capital stock or any securities convertible or exercisable into or exchangeable for the corporation’s capital stock;

(iii) grant to any person or entity registration rights that are senior to or pari passu with those registration rights held by the holders of Series D Preferred;

(iv) enter into any transaction with any officer, director or holder of at least ten percent (10%) of the corporation’s capital stock, in excess of $100,000, in the aggregate, other than transactions:

(1) pursuant to written agreements of the corporation existing as of the filing date hereof with any of such parties; provided, that the holders of Series D Preferred shall have received a copy of any such agreement prior to the filing date hereof;

(2) pursuant to employment arrangements, including but not limited to any employment or similar agreements, or agreements pertaining to the reimbursement or payment of customary moving, relocation or other related expenses;

(3) pursuant to stock option or stock purchase plans, agreements or similar arrangements that have been approved by the Board of Directors or an applicable committee thereof;

(4) involving a periodic bonus to employees which has been approved by the Board of Directors or an applicable committee thereof; or

(5) relating to the reimbursement of expenses incurred by employees in the ordinary course of business.

(e) So long as any shares of Series D Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Series D Preferred then outstanding:

(i) authorize, designate or issue any shares of Preferred Stock having preferences junior to, pari passu with, or senior to the Series D Preferred with respect to dividends, redemptions or rights on liquidation or conversion; or

(ii) enter into a transaction involving the issuance of unregistered securities, entirely or in substantial part for the purpose of raising capital to fund the operations of the corporation (other than any public offering of the corporation’s securities and other than issuances by the corporation of up to $3.0 million in the aggregate of debt securities, including convertible debt securities).

(f) So long as any shares of Series E Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least a majority of the shares of Series E Preferred then outstanding:

(i) amend or repeal any provision of, or add any provision to, the corporation’s Articles of Incorporation if such action would alter or change the preferences, rights or privileges of the Series E Preferred, provided, that any amendment to the corporation’s Articles of Incorporation that does not require consent of the holders of Series E Preferred pursuant to subsection (f)(iii) will not require consent under this subsection (f)(i);

(ii) repurchase any shares of the corporation’s capital stock or any securities convertible or exercisable into or exchangeable for the corporation’s capital stock, other than pursuant to (i) Section 4.4.5 hereof, or (ii) contractual rights of repurchase with respect to employee or consultant terminations; or declare or pay any dividend or other distribution in respect of the corporation’s capital stock or any securities convertible or exercisable into or exchangeable for the corporation’s capital stock; or

(iii) authorize or designate any shares of Preferred Stock having preferences pari passu with or senior to the Series E Preferred as to dividends, redemption rights or liquidation preference, provided, however, that such consent shall not be required for any authorization or designation that (a) has been approved by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Series D Preferred then outstanding, and (b) does not directly, by amendment to the express terms of the Series E Preferred in the corporation’s Articles of Incorporation, reduce the stated per share liquidation preference amount or any participation rights, redemption amount or conversion rights applicable to the Series E Preferred.

(g) So long as any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are outstanding, the corporation shall not, without the written consent in lieu of a meeting, or the affirmative vote at a meeting called for such purpose, of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred then outstanding, voting together as a single voting group:

(i) merge into or consolidate with any other entity (other than solely for the purpose of changing the domicile of the corporation), enter into a sale, exclusive license or exclusive lease of all or substantially all of the assets or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is transferred, other than a merger or reorganization effected exclusively for the purpose of changing the domicile of the corporation;

(ii) voluntarily liquidate, dissolve or wind up the corporation; or

(iii) take any action to increase or decrease the size of the Board of Directors.

4.5 Issuance of Certificates. The Board of Directors shall have the authority to issue shares of the capital stock of this corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

4.6 No Cumulative Voting. Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.

4.7 No Preemptive Rights; Exception. No shareholder of this corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of preferred stock or by written agreement with this corporation.

4.8 Quorum for Meeting of Shareholders. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.

4.9 Execution of Consent by Less Than Unanimous Consent of Shareholders. To the extent permitted by the Act, the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be permitted. Notice of the taking of such action shall be given to those shareholders entitled to vote on the action who have not consented in writing (and, if the Act would otherwise require that notice of a meeting of shareholders to consider the action be given to nonvoting shareholders, to all nonvoting shareholders), describing with reasonable clarity the general nature of the action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting (or nonvoting) shareholders in a notice of meeting at which the action would have been submitted for shareholder action. Such notice shall be either (i) by deposit in the U.S. mail before the action becomes effective, with first-class postage thereon prepaid, correctly addressed to each shareholder entitled thereto at the shareholder’s address as it appears on the current record of shareholders of the Corporation; or (ii) by personal delivery, courier service, wire or wireless equipment, telegraphic or other facsimile transmission, or any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder entitled thereto at the shareholders physical address, electronic mail address, or facsimile number, as it appears on the current record of shareholders of the Corporation. Notice under clause (i) shall be given at least seventy-two (72) hours, and notice under clause (ii) shall be given at least twenty-four (24) hours before the action becomes effective.

4.10 Contracts with Interested Shareholders. Subject to the limitations set forth in RCW 23B.19.040, to the extent applicable:

4.10.1 The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

4.10.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

4.11 Ratification by Shareholder Vote. Subject to the requirements of RCW 23B.08.730 and 23B.19.040, any contract, transaction, or act of the corporation or of any director or officer of the corporation that shall be authorized, approved, or ratified by the affirmative vote of a majority of shares represented at a meeting at which a quorum is present shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation.

4.12 Calling of Special Meeting of Shareholders. Subsequent to the date that the corporation is subject to the reporting requirements of Section 13 of the Exchange Act, special meetings of the shareholders for any purpose or purposes may be called at any time only by the Board of Directors or the Chairman of the Board (if one be appointed) or the President or one or more shareholders holding not less than twenty-five percent (25%) of all the shares entitled to be cast on any issue proposed to be considered at that meeting.

4.13 Shareholder Voting on Extraordinary Actions. Subsequent to the date that the corporation is subject to the reporting requirements of Section 13 of the Exchange Act, pursuant to the authority granted under Sections 23B.10.030, 23B.11.030, 23B.12.020, and 23B.14.020 of the Act, the vote of shareholders of this corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon.

ARTICLE 5

DIRECTORS

5.1 Number of Directors. Except as may be provided in these articles of incorporation as amended from time to time, the number of directors of the corporation shall be fixed as provided in the Bylaws and may be changed from time to time by amending the Bylaws.

5.2 Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of the corporation to change or repeal the Bylaws, the Board of Directors is expressly authorized to make, amend, or repeal the Bylaws of the corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

5.3 Contracts with Interested Directors. Subject to the limitations set forth in RCW 23B.08.700 through 23B.08.730:

5.3.1 The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

5.3.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

5.4 Indemnification of Directors, Officers, Employees and Agents. The capitalized terms in this Section 5.4 shall have the meanings set forth in RCW 23B.08.500.

5.4.1 The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, and 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

5.4.2 The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

5.4.3 If, after the effective date of this Section 5.4, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.

5.4.4 To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 5.4 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Section 5.4 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 5.4 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

5.4.5 If any provision of this Section 5.4 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 5.4, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

5.5 Limitation of Directors’ Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Section 5.5 shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE 6

OTHER MATTERS

6.1 Amendments to Articles of Incorporation. Except as otherwise provided in these Articles, as amended from time to time, the corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the corporation are subject to this reservation. A shareholder of the corporation does not have a vested property right resulting from any provision of these Articles of Incorporation.

6.2 Correction of Clerical Errors. The corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

Executed this 5th day of April, 2004.

/s/ Alan J. Levy
Alan J. Levy, President

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